Exhibit 10.26

CONFIDENTIAL
Change of Control Agreement
January 31, 2020

Michael T. Brooks
500 W. Madison Street, Suite 2800
Chicago, IL 60661

Dear Michael:
LKQ Corporation, a Delaware corporation (the “Company”), considers it essential to the best interests of its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions that might arise among management in the context of any possible Change of Control (as defined below) of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
In order to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control, the Company has determined to enter into this letter agreement (the “Agreement”), which addresses the terms and conditions of your separation from the Company in connection with a Change of Control or within two (2) years following the Change of Control Date (the “Change of Control Period”). Capitalized words that are not otherwise defined herein shall have the meanings assigned to those words in Section 11 hereof.
The Agreement provides severance benefits to you under certain circumstances since you are in a select group of management or highly compensated employees of the Company. This Agreement is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Exhibit A is a part of this Agreement and provides important information regarding this Agreement.

1.
Operation of Agreement. The provisions of this Agreement pertaining to the terms and conditions of your separation from the Company in connection with a Change of Control (collectively, the “Severance Provisions”) shall apply only if a Change of Control occurs during the Effective Period. If a Change of Control occurs during the Effective Period, the Severance Provisions become effective on the date of the Change of Control (the “Change of Control Date”). Notwithstanding the foregoing, if (a) a Change of Control occurs during the Effective Period; and (b) your employment with the Company is terminated (other than your voluntary resignation without Good Reason or due to your death or Disability) during the Effective Period, but within twelve (12) months prior to the date on which the Change of Control occurs; and (c) it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then the “Change of Control Date” shall instead mean the date immediately prior to the date of such termination of employment. In connection with the foregoing, your unvested equity-based compensation awards that are outstanding as of your termination shall remain outstanding to the extent necessary (but subject in all cases to their maximum term) to enable their potential future vesting and exercisability should a Change of Control occur within twelve months after your termination without Cause by the Company. This Agreement will remain in effect until the later of (x) the last day of the Effective Period; or (y) if a Change of Control occurs during the Effective Period, the date on which all benefits due to you under this Agreement, if any, have been paid. However, this Agreement will expire earlier (i) upon the date that your employment is terminated by the Company for Cause or by you without Good Reason or (ii) upon the first anniversary of the termination of your employment by the Company without Cause if no Change of Control has occurred before such first anniversary.

2.
Termination of Employment by Reason of Death or Disability. Your employment shall terminate automatically if you die during the Change of Control Period. If the Company determines in good faith that you incurred a Disability during the Change of Control Period, it may give you written notice, in accordance with Section 5 hereof, of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the thirtieth (30) calendar day after your receipt of such notice if you have not returned to full-time duties within thirty (30) calendar days after such receipt. If your employment is terminated for death or Disability during the Change of Control Period, this Agreement shall terminate without further obligations on the part of the Company other than the obligation to pay to you or your representative, as applicable, the following amounts:

a.	the Accrued Obligations, which shall be paid to you in a single lump sum cash payment within fifteen (15) calendar days of the Date of Termination;

b.
the Pro Rata Bonus, which shall be paid to you in a single lump sum cash payment no later than the later of (i) fifteen (15) calendar days following the Date of Termination or (ii) the effective date of the Waiver and Release; and

c.	the Other Benefits, which shall be paid in accordance with the terms and conditions of such plans, programs, policies, arrangements or agreements.

3.
Termination for Cause; Resignation Other Than for Good Reason. If your employment is terminated for Cause or you resign for other than Good Reason during the Change of Control Period, your employment will terminate on the Date of Termination in accordance with Section 5 hereof and this Agreement shall terminate without further obligations on the part of the Company other than the obligation to pay to you the following:

a.	the Accrued Obligations, which shall be paid to you in a single lump sum cash payment within fifteen (15) calendar days of the Date of Termination; and

b.	the Other Benefits, which shall be paid in accordance with the terms and conditions of such plans, programs or policies.

4.
Termination as a Result of an Involuntary Termination. In the event that your employment with the Company should terminate during the Change of Control Period as a result of an Involuntary Termination, the Company will be obligated, except as provided in Section 8 or Section 9 hereof, to provide you the following benefits:

a.	Severance Payment. The Company shall pay to you the following amounts:

i.	the Accrued Obligations, which shall be paid to you in a single lump sum cash payment within fifteen (15) calendar days of the Date of Termination;

ii.
the Pro Rata Bonus, which shall be paid to you in a single lump sum cash payment no later than the later of (A) fifteen (15) calendar days following the Date of Termination or (B) the effective date of the Waiver and Release;

iii.
an amount equal to the product of (A) 2.0 times (B) the sum of (1) your Adjusted Base Salary plus (2) the greater of (x) your Target Bonus or (y) the average of the annual bonuses paid or to be paid to you with respect to the immediately preceding three (3) fiscal years, which amount shall be paid to you in a single lump sum cash payment no later than the later of (i) fifteen (15) calendar days following the Date of Termination or (ii) the effective date of the Waiver and Release;

iv.
if you had previously consented to the Company’s request to relocate your principal place of employment more than forty (40) miles from its location immediately prior to the Change of Control, all unreimbursed relocation expenses incurred by you in accordance with the Company’s relocation policies, which expenses shall be paid to you in a single lump sum cash payment no later than the later of (A) fifteen (15) calendar days following the Date of Termination or (B) the effective date of the Waiver and Release; and

v.	the Other Benefits, which shall be paid in accordance with the then-existing terms and conditions of such plans, programs or policies.

b.
Benefit Continuation. You and your then eligible dependents shall continue to be covered by and participate in the group health and dental care plans (collectively, “Health Plans”) of the Company (at the Company’s cost) in which you participated, or were eligible to participate, immediately prior to the Date of Termination through the end of the Benefit Continuation Period; provided, however, that any medical or dental welfare benefit otherwise receivable by you hereunder shall be reduced to the extent that you become covered under a group health or dental care plan providing comparable medical and health benefits. You shall be eligible to participate in such Health Plans on terms that are at least as favorable as those in effect immediately prior to the Date of Termination. However, in the event that the terms of the Company’s Health Plans do not permit you to participate in those plans (other than pursuant to an election under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), in lieu of your and your eligible dependent’s coverage and participation under the Company’s Health Plans, the Company shall pay to you within fifteen (15) calendar days after the effective date of the Waiver and Release a lump sum equal to two (2) times your monthly COBRA premium amount for the number of months remaining in the Benefit Continuation Period. In addition, for the purposes of coverage under COBRA, your COBRA event date will be the date of loss of coverage described in this paragraph above.

c.
Outplacement Services. The Company shall, at its sole expense as incurred, provide you with outplacement services on such terms and conditions as may be reasonably determined by the Company prior to the Change of Control.

d.
Acceleration of Stock Awards. All your outstanding awards of restricted stock, stock options, and other equity-based compensation shall become fully vested and exercisable in full immediately upon the effective date of the Waiver and Release; provided, however, that any such awards that would be out of the money as of the Date of Termination may be terminated pursuant to Section 9(b) hereof. In addition, all of your outstanding awards of restricted stock, stock options, and other equity-based compensation that are not assumed or substituted with awards of equivalent value in connection with a Change of Control shall become fully vested and exercisable in full immediately upon the Change of Control.

5.
Date and Notice of Termination. Any termination of your employment by the Company or by you during the Change of Control Period shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the “Date of Termination”) shall be determined as follows: (i) if your employment is terminated for Disability, thirty (30) calendar days after a Notice of Termination is received by you (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) calendar day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, the later of the date specified in the Notice of Termination or five (5) calendar days after the date the Notice of Termination is received by you, (iii) if you terminate your employment for Good Reason, five (5) calendar days after the date the Notice of Termination is received by the Company, and (iv) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or five (5) calendar days following the date such notice is received by you. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice.

6.	No Mitigation or Offset; D&O Insurance.

a.
No Mitigation or Offset. You shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer.

b.
D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Date of Termination, the Company shall maintain coverage for you as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide you with at least the same corporate indemnification as it provides to other senior executives.

7.
Confidentiality. You agree to treat all Confidential Information as confidential information entrusted to you solely for use as an employee of the Company, and shall not divulge, reveal or transmit any Confidential Information in any way to persons not employed by the Company at any time from the date hereof until the end of time, whether or not you continue to be an employee of the Company, unless authorized in writing by the Company.

8.
Code Section 409A. The Agreement is not intended to constitute a "nonqualified deferred compensation plan" within the meaning of Code Section 409A. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to you is deemed to be subject to Code Section 409A, you consent to the Company's adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. This Agreement will be interpreted and construed to not violate Code Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to you.

For purposes of this Agreement, a termination of employment means a "separation from service" as defined in Code Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes on any benefits payable to you as a result of this Agreement. As a condition of participation in the Agreement, you understand and agree that you will never assert any claims against the Company for reimbursement or payment of any Code Section 409A additional taxes, penalties and/or interest.
If upon your "separation from service" within the meaning of Code Section 409A, you are then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such "separation from service" under this Agreement until the earlier of (i) the first business day of the seventh month following your "separation from service," or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. For avoidance of doubt, any payment whose amount is derived from the value of a Company common share shall be calculated using the value of a common share as of the closing on the expiration date of the foregoing Code Section 409A delay period.
To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.
No reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that it does not violate Code Section 409A.
Any reimbursement payable to you under this Agreement or pursuant to any plan or arrangement of the Company shall be paid in accordance with the Company's established procedures provided, however, that to the extent necessary to comply with Code Section 409A, the following requirements will be adhered to: (1) such reimbursement arrangements will provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided, (2) such reimbursement arrangements will provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period (including the lifetime of the service provider), (3) such reimbursement arrangements will provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during your taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (4) the reimbursement of an eligible expense will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (5) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Additionally, to the extent required by Code Section 409A, an eligible reimbursement expense must be incurred by you no later than the end of the second year following the year in which your Date of Termination occurs and any reimbursement payments to you must be made not later than the end of the third year following your Date of Termination (or, in the case of in-kind benefits, by the end of the second year following your Date of Termination).

9.	Certain Reduction of Payments by the Company.

a.
Best Net. Anything in this Agreement to the contrary notwithstanding, in the event that the independent auditors of the Company (the “Accounting Firm”) determine that receipt of all payments or distributions in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (“Payments”), would subject you to tax under Section 4999 of the Code, the Payments paid or payable pursuant to this Agreement (the “COC Payments”), including payments made with respect to equity-based compensation accelerated pursuant to Section 4(d) hereof, but excluding payments made with respect to Sections 4(a)(i) and 4(a)(ii) hereof (except as provided below), may be reduced (but not below zero) to the Reduced Amount, but only if the Accounting Firm determines that the Net After-Tax Receipt of unreduced aggregate Payments would be equal to or less than the Net After-Tax Receipt of the aggregate Payments as if the Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, you shall receive all COC Payments to which you are entitled under this Agreement.

b.
Reduced Amount. If the Accounting Firm determines that Payments should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof. Absent manifest error, all determinations made by the Accounting Firm under this Section 9 shall be binding upon you and the Company and shall be made as soon as reasonably practicable and in no event later than twenty (20) business days following the Change of Control Date, or such later date on which there has been a Payment. The reduction of the Payments, if applicable, shall be made by reducing the payments and benefits hereunder in the following order, and only to the extent necessary to achieve the Reduced Amount:

The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9 shall be borne by the Company. To the extent requested by you, the Company shall cooperate with you in good faith in valuing services provided or to be provided by you (including without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the Treasury Regulations adopted under Section 280G of the Code (the “Regulations”)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the Regulations and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the Regulations in accordance with Q&A-5(a) of the Regulations.

c.
Subsequent Adjustment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to you or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to you or for your benefit pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, you shall pay any such Overpayment to the Company; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not either reduce the amount of taxes to which you are subject under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to you or for your benefit.

10.	Successors; Binding Agreement.

a.
Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used herein, the “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform its obligations by operation of law or otherwise.

b.
Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11.	Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

a.	“Accounting Firm” has the meaning assigned thereto in Section 9 hereof.

b.
“Accrued Obligations” shall mean all compensation earned or accrued through the Date of Termination but not paid as of the Date of Termination, including base salary, bonus for the prior performance year, accrued but unused vacation, and reimbursement of business expenses accrued in accordance with the Company’s business expense reimbursement policies.

c.	“Adjusted Base Salary” means the greater of your base salary in effect immediately prior to (i) the Change of Control Date or (ii) the Date of Termination.

d.	“Agreement” has the meaning assigned thereto in the second introductory paragraph hereof.

e.
“Benefit Continuation Period” means the period beginning on the Date of Termination and ending on the last day of the month in which occurs the earlier of (i) the 24-month anniversary of the Date of Termination and (ii) the date on which you elect coverage for you and your covered dependents under substantially comparable benefit plans of a subsequent employer.

f.	“Board” has the meaning assigned thereto in the first introductory paragraph hereof.

g.
“Bonus Opportunity” for any performance year means your maximum cash bonus opportunity for that year, on the assumption that the Company achieves all applicable performance targets and that you achieve all applicable individual performance criteria.

h.
“Cause” shall mean (i) your engaging in willful and continued failure to substantially perform your material duties with the Company (other than due to becoming Disabled); provided, however, that the Company shall have provided you with written notice of such failure and such failure is not cured by you within twenty (20) calendar days of such notice; (ii) your engaging in misconduct that is materially and demonstrably injurious to the Company; (iii) your conviction of, or plea of no contest to, a felony, other crime of moral turpitude; or (iv) a final non-appealable adjudication in a criminal or civil proceeding that you have committed fraud. For purposes of the previous sentence, no act or failure to act on your part shall be deemed “willful” if it is done, or omitted to be done, by you in good faith and with a reasonable belief that it was in the best interest of the Company.

i.	“Change of Control” shall mean:

i.	any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition pursuant to a transaction that complies with Sections 11(i)(iii)(A), (B), and (C);

ii.
during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.
there is a consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

j.	“Change of Control Date” has the meaning assigned thereto in Section 1 hereof.

k.	“Change of Control Period” has the meaning assigned thereto in the second introductory paragraph hereof.

l.	“COC Payments” has the meaning assigned thereto in Section 9 hereof.

m.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

n.	“Company” has the meaning assigned thereto in the first introductory paragraph hereof.

o.
“Confidential Information” shall mean all financial information, trade secrets, personnel records, training and operational manuals, records, contracts, lists, business procedures, business methods, accounts, brochures, and handbooks that was learned or obtained by you in the course of your employment by the Company, and all other documents relating to the Company or persons doing business with the Company that are proprietary to the Company.

p.	“Date of Termination” has the meaning assigned thereto in Section 5 hereof.

q.
“Disability” shall mean your incapacity due to physical or mental illness as defined in the long-term disability plan sponsored by the Company or an affiliate of the Company for your benefit and which causes you to be absent from the full-time performance of your duties.

r.
“Effective Period” shall mean the period commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the date of this Agreement; provided, however, that beginning on the third anniversary of the date of this Agreement and on each one-year anniversary thereafter (each such date a “Renewal Date”), the Effective Period shall be automatically extended for a period of two years beginning on such Renewal Date, unless at least sixty (60) calendar days prior to such Renewal Date, the Company shall give notice that the Effective Period shall not be so extended.

s.	“Good Reason” shall mean the occurrence of any of the following events or circumstances:

i.
a substantial adverse change in your title, position, offices, or the nature of your duties or responsibilities from those in effect immediately prior to the Change of Control, or in the position, level, or status of the person to whom you report.

ii.
a reduction by the Company in your annual base salary, Target Bonus, or benefits as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter, other than a general reduction in benefits applicable across similarly situated executives within the Company;

iii.	a failure by the Company to pay you material compensation or benefits when due including, without limitation, failure by the Company to pay any accrued relocation expenses or Other Benefits;

iv.
the relocation of the office of the Company where you are principally employed immediately prior to the Change of Control to a location which is more than forty (40) miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change of Control); or any failure by a successor to the Company to assume and agree to perform this Agreement, as contemplated by Section 10(a) hereof, or any agreement with respect to your outstanding equity awards.

provided, however, that no event or condition set forth in subparagraphs (i) through (v) above shall constitute Good Reason unless (x) you give the Company written notice of objection to such event or condition within sixty (60) calendar days of the initial occurrence of such event or condition and (y) such event or condition is not corrected or remedied, in all material respects, by the Company within thirty (30) calendar days of its receipt of such notice; and provided, further, however, that your mental or physical incapacity following the occurrence of an event described above in subparagraphs (i) through (v) above shall not affect your ability to terminate employment for Good Reason and that your death following delivery of a Notice of Termination shall not affect your estate’s entitlement to the payments and benefits provided hereunder upon an Involuntary Termination. In order to qualify as a termination of employment due to Good Reason, you must resign your employment for Good Reason within forty (40) calendar days after you have provided the Company with the foregoing notice that a Good Reason event has occurred.

t.
“Involuntary Termination” shall mean, during the Change of Control Period, (i) your termination of employment by the Company without Cause or (ii) your resignation of employment with the Company for Good Reason.

u.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you certify as likely to apply to you in the relevant tax year(s).

v.	“Notice of Termination” has the meaning assigned thereto in Section 5 hereof.

w.
“Other Benefits” means, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided to you or that you are eligible to receive under any plan, program, policy, practice, contract or agreement of the Company in accordance with such applicable terms at the time of the Date of Termination. Nothing herein shall prohibit the Company from changing, modifying, amending, or eliminating any benefit plans in accordance with the terms of such plans prior to the Date of Termination, with or without prior notice.

x.	“Overpayment” has the meaning assigned thereto in Section 9 hereof.

y.
“Pro Rata Bonus” means a pro rata portion of your Bonus Opportunity for the performance year in which the Date of Termination occurs, calculated based on the number of days that you are employed in the performance year up through and including the Date of Termination.

z.	“Payment” has the meaning assigned thereto in Section 9 hereof.

aa.	“Reduced Amount” shall mean $1,000.00 less than the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

ab.	“Severance Policy” means the Company’s Severance Policy for Key Executives as adopted on July 21, 2014 and as may be amended from time to time.

ac.
“Target Bonus” for any year means your total cash target, but not maximum, bonus for that year, on the assumption that the Company has achieved, but not exceeded, all applicable performance targets and that you have achieved, but not exceeded, all applicable individual performance criteria.

ad.	“Underpayment” has the meaning assigned thereto in Section 9 hereof.

ae.	“Tax Authority” has the meaning assigned thereto in Section 9 hereof.

12.
Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Board of Directors, LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, IL 60661, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.
Release. As a condition to receiving any payments or benefits pursuant to this Agreement by reason of your death, Disability or Involuntary Termination, you (or in the case of your death, the executor of your estate) must execute a waiver and release of claims, including confidentiality and non-disparagement covenants, substantially in the form approved by the Company prior to the Change of Control Date (as set forth on Exhibit B attached hereto) (a “Waiver and Release”), and such executed Waiver and Release must be delivered to the Company (and not revoked by you) and become effective by its own terms no later than 55 days after the later of (i) the Change of Control or (ii) the termination of your employment with the Company.

14.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Chicago, Illinois under the employment arbitration rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and you, or, if the Company and you cannot agree on the selection of the arbitrator, such arbitrator shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company agrees to pay as incurred, to the fullest extent permitted by law, the costs and fees of the arbitration, including all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

15.	Miscellaneous.

a.
Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. Notwithstanding the foregoing and for avoidance of doubt, this Agreement does not supersede or replace the Severance Policy. However, any payments or benefits provided (or to be provided) under this Agreement shall be reduced and offset by payments or benefits of the same type that are received by you from the Company under the Severance Policy or any other severance arrangement.

b.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d.
No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Change of Control Period.

e.	Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

f.
Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

g.	Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

h.	Governing Law. This Agreement is governed by ERISA and, to the extent applicable, the laws of the State of Delaware without regard to conflicts of law.

i.
Effect on Benefit Plans. In the event of any inconsistency between the provisions of this agreement and the provisions of any benefit plan of the Company, the provisions that are more favorable to you shall control.

* * * * *
By signing below, you acknowledge that this Agreement sets forth our agreement on the subject matter hereof. Kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

LKQ CORPORATION

By:	/s/ Victor M. Casini
Name: Victor M. Casini
Title: Senior Vice President and General Counsel

Agreed to as of this January 31, 2020

/s/ Michael T. Brooks
Michael T. Brooks Senior Vice President - Global Information Officer

EXHIBIT A

The Agreement, including its Exhibits, constitutes both the official plan document and the required summary plan description under ERISA.
ELIGIBILITY
The Agreement is effective for the individual named in the Agreement (“you”).
BENEFITS
You shall be eligible for severance benefits at such times and in such amounts as may be specified in your Agreement.
OTHER IMPORTANT INFORMATION
A. Agreement Administration. As the Agreement Administrator, the Company has the full and sole discretionary authority to administer and interpret the Agreement, including discretionary authority to determine eligibility for participation in and for benefits under the Agreement, to determine the amount of benefits (if any) payable per participant, and to interpret any terms of this document. All determinations by the Agreement Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Agreement Administrator is the “named fiduciary” of the Agreement for purposes of ERISA and will be subject to the applicable fiduciary standards of ERISA when acting in such capacity. The Company may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Agreement.
B. Source of Benefits. The Agreement is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Agreement.
C. Claims Procedure. If you believe you have been incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Agreement, you may submit a signed, written application to the Company’s Senior Vice President of Human Resources (“Claims Administrator”). You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Claims Administrator expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Agreement provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Agreement’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.
You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Agreement for purposes of such review. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Agreement provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.
If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Agreement, and (2) the provisions of the Agreement have been consistently applied to similarly situated participants, if any. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.
If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.
D. Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board of Directors of the Company from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Agreement, to the maximum extent permitted by applicable law.
E. Severability. If any provision of the Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Agreement, and the Agreement will be construed and enforced as if such provision had not been included.
F. Headings. Headings in the Agreement are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
STATEMENT OF ERISA RIGHTS
As a participant in the Agreement you are entitled to certain rights and protections under ERISA. ERISA provides that all Agreement participants shall be entitled to:
A. Receive Information About Your Agreement and Benefits
Examine, without charge, at the Agreement Administrator’s office and at other specified locations, such as work sites, all documents governing the Agreement.

Obtain, upon written request to the Agreement Administrator, copies of documents governing the operation of the Agreement. The Agreement Administrator may impose a reasonable charge for the copies.
B. Prudent Actions by Agreement Fiduciaries
In addition to creating rights for Agreement participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Agreement, called “fiduciaries” of the Agreement, have a duty to do so prudently and in the interest of you and other Agreement participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
C. Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Agreement documents and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the Agreement Administrator to provide the materials and pay you up to $110.00 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Agreement Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have completed the Agreement's administrative appeals process. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
D. Assistance With Your Questions
If you have any questions about the Agreement, you should contact the Agreement Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Agreement Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL AGREEMENT INFORMATION

Name of Agreement:	Change of Control Agreement
Employer Sponsoring Agreement:	LKQ Corporation. 500 West Madison Street, Suite 2800, Chicago, IL 60661
Employer Identification Number:	36-4215970
Agreement Number:	529
Agreement Year:	Calendar Year
Agreement Administrator:	LKQ Corporation c/o Senior Vice President of Human Resources 500 West Madison Street, Suite 2800, Chicago, IL 60661 Telephone No. (312) 621-1950
Agent for Service of Legal Process:	Agreement Administrator, at the above address
Type of Agreement:	Employee Welfare Benefit Plan providing for severance benefits
Agreement Costs:	The cost of the Agreement is paid by LKQ Corporation
Type of Administration:	Self-administered by the Agreement Administrator

EXHIBIT B
WAIVER AND GENERAL RELEASE AGREEMENT
This Waiver and Release Agreement (this “Release”) is entered into as of the date indicated on the signature page of this Release by and between LKQ Corporation, a Delaware corporation (the “Company”) and (“Employee”). Employee has been employed by the Company, and the parties are entering into this Release because the employment relationship is ending, without fault or wrongdoing on the part of either the Company or Employee, who agree as follows:

1.	Release.

a.
In exchange for the valuable consideration set forth in the Change of Control Agreement dated as of ____________ ___, 20___ (the “Letter Agreement”), between Employee and the Company, the receipt and adequacy of which are herein acknowledged, Employee hereby agrees to release and forever discharge the Company and its present, former and future partners, shareholders, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs and assigns (the “Released Parties”), from any and all claims, actions and causes of action (the “Claims”) arising out of (i) his employment relationship with and service as an employee of the Company and its affiliates, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, including, but not limited to any Claims under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights

Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act; the California Workers’ Compensation Act; the California Unruh and Ralph Civil Rights Laws; the California Alcohol and Drug Rehabilitation Law and any other federal, state or local law, statute, regulation or ordinance, or law of any foreign jurisdiction, whether such Claim arises under statute or common law and whether or not Employee is presently aware of the existence of such Claim. Employee also forever releases, discharges and waives any right he may have to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. To ensure that this Release is fully enforceable in accordance with its terms, Employee agrees to waive any and all rights to any Claims, whether or not he knows or suspects them to exist in his favor, which if known to him would have materially affected his execution of this Release. Notwithstanding the foregoing, this Release does not apply to Employee’s rights, claims, or benefits under the Letter Agreement or to Employee’s rights, if any, to payment of benefits pursuant to any employee benefit plan. This Release also does not apply to Employee’s rights, claims, or benefits claims for unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by ERISA.

b.
To ensure that this Release is fully enforceable in accordance with its terms, Employee hereby agrees to waive any and all rights under Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
In addition, to ensure that this Release is fully enforceable in accordance with its terms, Employee hereby agrees to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all States.
EMPLOYEE UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EMPLOYEE WILL HAVE WAIVED ANY RIGHT THAT HE MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY AND THE RELEASED PARTIES BASED ON ANY ACT OR OMISSIONS BY THEM UP TO THE DATE OF SIGNING THIS AGREEMENT.

c.
In further consideration of the payments and benefits provided to Employee under the Letter Agreement, Employee hereby releases and forever discharges the Released Parties from any and all Claims that he may have as of the date he signs this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Employee hereby acknowledges and confirms the following: (i) he was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under the ADEA; (ii) if Employee is 40 years of age or older as of the date of execution of this Release, he was given a period of not fewer than 21 calendar days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto;

(iii) he is providing the release and discharge set forth in this Paragraph 1(c) only in exchange for consideration in addition to anything of value to which he is already entitled and (iv) he can revoke this Release without it becoming effective as described below.

2.
No Legal Claim. Employee has not commenced any legal action, which term includes, without limitation, any demand for arbitration proceedings and any charge, complaint, filing or submission with any federal, state or local agency, court or other tribunal, to assert any Claim against a Released Party, and covenants and agrees not to do so in the future with respect to the matters released herein. If Employee commences or joins any legal action against a Released Party, Employee agrees that such an action is prohibited by this Release, and further agrees to promptly indemnify such Released Party for its reasonable costs and attorneys fees incurred in defending such action as well as forfeit or return any monetary judgment obtained by Employee against any Released Party in such action. Nothing in this Paragraph 2 is intended to reflect any party’s belief that Employee’s waiver of claims under the ADEA is invalid or unenforceable under this Release, it being the intent of the parties that such claims are waived.

3.
Nondisparagement. Employee agrees to refrain, except as required by law or in connection with a judicial proceeding, from making directly or indirectly, now or at any time in the future, any written or oral statements, representations or other communications that disparage or are otherwise damaging to the business or reputation of the Released Parties.

4.	Continuing Obligations. This Release shall not supersede any continuing obligations Employee may have under the terms of the Letter Agreement or any other agreement between Employee and the Company.

5.
Disclaimer. Employee hereby certifies that Employee has read the terms of this Release, that Employee has been advised by the Company to consult with an attorney of Employee’s own choice prior to executing this Release, that Employee has had an opportunity to do so, and that Employee understands the provisions and consequences of this Release. Employee further certifies that the Company has not made any representation to Employee concerning this Release other than those contained herein.

6.	Governing Law. This Release is governed by ERISA and, to the extent applicable, the laws of the State of Delaware without regard to conflicts of law.

7.
Separability of Clauses. If any provisions of this Release shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Release.

8.
Counterparts. This Release may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

9.	Effectiveness. This Release shall be effective only when it has been executed by Employee and the executed original has been returned to the Company, and any applicable revocation period has expired.

IN WITNESS WHEREOF, the Company has caused this Release to be signed by its duly authorized officer, and Employee has executed this Release as of the day and year indicated below Employee’s signature.

LKQ CORPORATION

By:

Name:
Title:

If Employee is 40 years of age or older as of the date of execution of this Release, Employee shall have the right to revoke this Release during the seven-day period (the “Revocation Period”) commencing immediately following the date he signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. [INSERT TIME ZONE] Time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. In the event Employee revokes this Release, all obligations of the Company under this Release and under any agreement which are conditional upon this Release shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Employee shall be effective unless it is in writing and signed by him and received by the Company prior to the expiration of the Revocation Period at the following address:

LKQ Corporation
ATTN: General Counsel
500 W. Madison Street, Suite 2800
Chicago, IL 60661

I HAVE READ AND AGREE
TO THIS RELEASE:

Name:
Date: